UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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ADAMIS PHARMACEUTICALS CORPORATION

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Alliance Advisors 200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003This is an Important Message for Adamis Pharmaceuticals Corp. StockholdersYour vote is needed for the Annual Meeting of Adamis Stockholders When: SeptemBer 3, 2020 ObjeCTIve: Vote For the FollowiNg ShAreholDer propoSAlS: • ProPosal 2: To approve an amendment to increase the number of shares of common stock authorized to be issued by the Company from 100,000,000 to 200,000,000. • ProPosal 3: To approve a proposal to authorize the board of directors in its discretion to effect a reverse stock split of our outstanding shares of common stock.

Adamis Stockholders: Your vote Is needed — now! he Board of Directors recommends you vote FOR proposals 2 and 3 at the annual meeting of stockholders, which was adjourned and will reconvene on September 3, 2020. The proposals will increase the number of shares of common stock authorized to be issued by the Company from 100,000,000 to 200,000,000, and authorize the board of directors in its discretion to effect a reverse stock split of our outstanding shares of common stock.why you ShoulD Support the iNCreASe iN ShAreS oF ADAmiS CommoN StoCk AND ApproVe A reVerSe StoCk Split: • An increase in the authorized shares of common stock (Proposal 2) gives the management various options while running the business, including: (1) ability to acquire assets to increase shareholder value, and (2) ability to raise capital, if necessary. • Approval of the reverse stock split (Proposal 3) will help the company, if necessary, maintain and/or meet NASDAQ Listing Requirements and also make shares available for future issuance for necessary or advisable corporate purposes.Your vote is important. Please CALL the Company's Investor Relations Department at: (858) 412-7951